Exhibit 10.1

July 31, 2023

Akshay K. Vaishnaw, M.D., Ph.D.

at the address on file with

Alnylam Pharmaceuticals, Inc.

Dear Akshay:

This letter (this “Letter Agreement”) sets forth the terms of your employment, effective October 2, 2023 (the “Effective Date”), as Chief Innovation Officer of Alnylam Pharmaceuticals, Inc. (the “Company”).

1. Service as Chief Innovation Officer

As Chief Innovation Officer, you will report to the Company’s Chief Executive Officer. Your responsibilities will include providing transition services, strategic scientific advisement at all levels within research and early development, investor and KOL engagement, scientific presentations and support to commercial and medical teams, and such other duties and responsibilities as may be reasonably assigned by the Company’s Chief Executive Officer.

This position is as a part-time, regular employee, and it is expected that you will work, on average, 20 hours per week. Your place of employment will be at the Company’s offices in Cambridge, Massachusetts. You may work remotely for activities that may reasonably be performed remotely and you may be required to travel from time to time.

You may, with the prior written consent of the Company’s Chief Executive Officer, which will not be unreasonably withheld or delayed, engage in work for external for-profit and non-profit entities, so long as such activities do not interfere with, or conflict with, your duties for, or obligations to, the Company or create a potential business or fiduciary conflict. The Company acknowledges and agrees that any external engagements in place as of the date of this Letter Agreement have been previously approved by the Company and do not require any further consent hereunder.

As of the Effective Date, you will no longer be a member of the Company’s Executive Leadership Team and you resign from your role as President of the Company and any other role you have as an officer of the Company, except for your position as Chief Innovation Officer under this Letter Agreement. In addition, as of the Effective Date, you will no longer be deemed an Executive Officer of the Company for the purposes of Section 16 reporting obligations. You will continue to be considered a “Designated Person” for purposes of the Company’s Amended and Restated Insider Trading Policy.

2. Base Salary

You will receive an annual base salary of $377,000. The Company currently has 26 pay periods annually with payments on Fridays (or on the preceding day in the event of a holiday). This position is exempt, and thus not eligible for overtime pay.

3. Annual Incentive Program

You will continue to be eligible to participate in the Company’s Annual Incentive Program, as may be amended by the People, Culture and Compensation Committee (the “PCCC”) from time to time. Your incentive target will be 65% of your annual base salary and is subject to achievement of both the Company and your individual performance goals. Achievement of Company goals will be determined in the sole discretion of the Company’s Board of Directors and the PCCC; provided that your Annual Incentive Program bonus for fiscal year 2023 will be pro-rated pursuant to standard Company practice to reflect your service as President of the Company prior to the Effective Date and your service as Chief Innovation Officer on and following the Effective Date.

4. Equity Awards

Your Company equity awards which are outstanding on the Effective Date shall continue to vest during your employment in accordance with their terms. You will continue to be eligible to receive annual equity grants, as determined in the sole discretion of the PCCC, in accordance with normal business practices of the Company; provided that such grants will be pro-rated pursuant to standard Company practice to reflect your part-time role, but shall take into account your service as President of the Company prior to the Effective Date.

5. Benefits

You will continue to be eligible to participate in the Company’s comprehensive benefits program as in effect from time to time.

6. Change in Control, Restrictive Covenants and Indemnification Agreements

The following agreements between you and the Company shall remain in full force and effect: (i) the Change in Control Agreement dated November 7, 2017 (the “Change in Control Agreement”), (ii) the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement dated January 9, 2006, and (iii) the Indemnification Agreement dated September 16, 2016.

7. Termination of Employment

You may terminate your employment by providing written notice to the Company that specifies the termination date (which date shall be no less than 30 days after the delivery of such notice). In the event you terminate your employment, you will not be entitled to any further compensation under this Letter Agreement, although the PCCC may consider providing you additional compensation in such amount and on such terms as the PCCC may determine in consultation with the Company’s Chief Executive Officer, and it is expected that you will have the opportunity to enter into a consulting agreement with the Company, the terms of which shall be agreed at your termination of employment.

In the event you are terminated by the Company without “Cause”, as defined in the Change in Control Agreement, and provided that you are not eligible for benefits and payments under the Change in Control Agreement, (i) the Company will pay you $754,000, which is equal to your annual base salary in effect prior to the Effective Date, in approximately equal installments over 12 months in accordance with the Company’s customary payroll practices; (ii) the Company will pay you a lump sum cash pro-rated target annual incentive based on (x) $490,100, which is equal to your annual incentive target in effect prior to the Effective Date, and (y) the number of days you were employed during the year of termination of your employment; and (iii) your then-outstanding unvested equity awards will continue to vest in accordance with their terms until the first anniversary of the termination of your employment (the “Continued Vesting Period”); provided that any awards subject to performance conditions shall vest subject to the satisfaction of the performance criteria for such awards during the Continued Vesting Period; and provided further, that all outstanding stock options that are then-exercisable or become exercisable within the Continued Vesting Period shall remain exercisable until the earlier of the end of the Continued Vesting Period and the original expiration dates of such options. As a condition to the entitlements set forth in this paragraph, (i) you must execute a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and (ii) the Separation Agreement and Release must become irrevocable, all within 60 days after the date of termination of your employment. The amounts payable under this paragraph shall be paid or commence to be paid within 60 days after the date of termination of your employment.

8. Change in Control

In the event there is a “Change in Control”, as defined in the Change in Control Agreement, during (i) your employment with the Company, (ii) any period during which you serve as a consultant to the Company following the termination of your employment, or (iii) the Continued Vesting Period, any of your then-outstanding unvested equity awards shall immediately vest upon such Change in Control.

9. Cooperation

In addition to, and not in limitation of, your duties as an officer and employee of the Company and obligations under the Company’s Code of Conduct and other Company policies, you and the Company agree to reasonably cooperate during and following any termination of your employment in any investigation, defense or prosecution of any claims, investigations, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation, including following any termination of your employment, in connection with such claims, investigations or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. The Company shall reimburse you for all reasonable and documented out of pocket expenses incurred in the provision of such assistance.

10. Section 409A

This Letter Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Letter Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. For purposes of Section 409A, each payment made under this Letter Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. To the extent that any payment or benefit described in this Letter Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Letter Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Withholding

All payments made by the Company to you under this Letter Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Governing Law

This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

13. Arbitration of Disputes

Any controversy or claim arising out of or relating to this Letter Agreement or the breach thereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by confidential arbitration by a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of an arbitrator. The parties agree that the parties shall bear their own costs and attorney’s fees except when Massachusetts law provides that the prevailing party is to be awarded their costs and attorney fees. Notwithstanding the above, the Company shall pay the entire filing fee for any arbitration involving clawback, forfeiture or recoupment of vested options. In the event that any person or entity other than you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This paragraph shall be specifically enforceable. Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

14.	Consent to Jurisdiction

To the extent that any court action is permitted consistent with or to enforce Paragraph 13 of this Letter Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, you (i) submit to the personal jurisdiction of such courts; (ii) consent to service of process; and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

15.	Protected Disclosures

You understand that nothing contained in this Letter Agreement or any other agreement limits your ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. You also understand that nothing in this Letter Agreement or any other agreement limits your ability to share compensation information concerning yourself or others, except that this does not permit you to disclose compensation information concerning others that you obtain because your job responsibilities require or allow access to such information.

16.	Defend Trade Secrets Act of 2016

You understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

17.	Integration

This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter. Notwithstanding the foregoing, the agreements set forth in Paragraph 6 of this Letter Agreement shall remain in full force and effect and are not superseded by this Letter Agreement.

18.	Enforceability

If any portion or provision of this Letter Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Letter Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Letter Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.	Survival

Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

20.	Waiver

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Letter Agreement, or the waiver by any party of any breach of this Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.	Notices

Any notices, requests, demands and other communications provided for by this Letter Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by a nationally recognized overnight courier service or by United States registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company, or to the Company at its main office, attention of the Company’s Chief Legal Officer.

22.	Amendment

This Letter Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

23.	Successors

This Letter Agreement shall inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of your death after a termination by the Company without Cause but prior to the completion by the Company of all payments due under this Letter Agreement, the Company shall continue such payments to your estate.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Letter Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Letter Agreement at or prior to the effectiveness of any succession shall be a material breach of this Letter Agreement.

24.	Release

The terms of this Letter Agreement are contingent upon your execution and delivery to the Company of the release attached hereto as Attachment A (the “Release”) and the Release having become irrevocable prior to the Effective Date.

We are very excited about your new role and look forward to your leadership and contributions to the Company’s continued success.

Very truly yours,

Name:	/s/ Kelley Boucher

Title:	Chief Human Resources Officer

By signing below, I understand that this offer does not create an express or implied contract of employment for any definite period of time and further agree that there have been no express or implied representations by the Company (or any individual speaking on behalf of the Company) regarding my employment. By signing below, I also understand that my employment is “at will,” meaning that it can be terminated by the Company or me at any time for any reason.

I accept the terms and conditions of this offer.

Date:	7/23/2023

/s/Akshay K. Vaishnaw, M.D., Ph.D.
Akshay K. Vaishnaw, M.D., Ph.D.